Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

IMMUDYNE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of IMMUDYNE, INC., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the submission of those resolutions at the annual meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first sentence of ARTICLE IV thereof so that, as amended, the first sentence of ARTICLE IV shall be and read as follows:

“The total number of shares of all classes of capital stock that the Corporation shall be authorized to issue is 50,000,000 at a par value of (.01)”

SECOND: That thereafter, pursuant to resolution of the Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 742 of the General Corporate Law of the State of Delaware.

IN WITNESS WHEREOF, IMMUDYNE, INC. has deemed this amendment to be signed by John F. Joshua, its duly authorized officer, this 1st day of February, 2001.

IMMUDYNE, INC.

By:	/s/ John F. Joshua
John F. Joshua, Vice President